UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2017

XG SCIENCES, INC.

(Exact name of registrant as specified in its charter)

MICHIGAN

(State or other jurisdiction of incorporation)

333-209131	20-4998896
(Commission File Number)	(IRS Employer Identification No.)

3101 Grand Oak Drive, Lansing, Michigan	48911-4224
(Address of principal executive offices)	(Zip Code)

517-703-1110

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.l4a-l2)

☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.l4d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.l3e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 22, 2017, XG Sciences, Inc. (the “Company”) entered into an Employment Agreement with Bamidele Ali to serve as the Company’s Chief Commercial Officer. The Employment Agreement: (i) establishes an annual base salary of $215,000, (ii) grants the employee eligibility to participate in the Company’s Management Incentive Plan with a target annual bonus of 30% of the employee’s annual base salary, and (iii) provides for other fringe benefits, including a stock option grant to purchase 80,000 shares of the Company’s common stock at a strike price of $8.00 per share subject to the satisfaction of a mix of time based and performance based vesting requirements. The Employment Agreement creates an “at will” employment relationship. However, if the Company terminates the employee’s employment without cause (as defined in the Employment Agreement), then the Company must pay as severance 100% of the COBRA premiums for the employee’s family health insurance benefits and a pro-rata portion of any annual bonus that would be due for the year in which termination occurs. The Company and employee also entered into a Confidentiality, Non-solicitation and Non-Compete Agreement in connection with the Employment Agreement, pursuant to which the employee agrees to standard covenants of confidentiality, non-competition and non-solicitation.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 10.1.

EXHIBIT

Exhibit 10.1	Employment Agreement, dated March 22, 2017, by and between XG Sciences, Inc. and Bamidele Ali.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XG SCIENCES, INC.

Dated:	March 28, 2017	By:	/s/ Philip L. Rose
Chief Executive Officer

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